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                                                              EXHIBIT (h)(27)(d)

                        AMENDMENT TO SERVICES AGREEMENT

   THIS AMENDMENT ("Amendment") is made the 1st day of September, 2017 by and between Pacific Investment Management Company LLC ("PIMCO") and American General Life Insurance Company (the "Company").

                              W I T N E S S E T H

   WHEREAS, PIMCO and the Company entered into that certain Services Agreement dated October 2, 2000 (the "Agreement");

   WHEREAS, PIMCO and the Company desire to amend the Agreement; and

   WHEREAS, Section 4 of the Agreement provides for the amendment of the Agreement by mutual agreement of the parties in writing;

   NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1. Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.

2. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

   Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a fee at an annual rate equal to __________ (__) basis points (___%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each calendar day during the calendar month, and dividing by the total number of calendar days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

3. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

                                          PACIFIC INVESTMENT MANAGEMENT COMPANY
                                          LLC

                                          By:
                                                  ------------------------------
                                          Name:
                                                  ------------------------------
                                          Title:
                                                  ------------------------------

                                          AMERICAN GENERAL LIFE INSURANCE
                                          COMPANY

                                          By:
                                                  ------------------------------
                                          Name:
                                                  ------------------------------
                                          Title:
                                                  ------------------------------